As filed with the Securities and Exchange Commission on June 20, 2007

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMART ENERGY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)
20-3353835
(I.R.S. Employer Identification No.)
210 West Parkway, #7 Pompton Plains, NJ 07444
(Address of Principal Executive Offices)
2007 Stock Incentive Plan; and Non-Plan Equity Compensation Agreements With Directors, Employees, and Consultants
(Full Title of the Plan)
Ed Braniff, Chief Financial Officer Smart Energy Solutions, Inc. 210 West Parkway, #7 Pompton Plains, NJ 07444
(Name and Address of Agent for Service)

(973) 248-8008
(Telephone number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the
Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,320,000(1)	$0.20	$864,750	$26.52

Common Stock, par value $0.001 per share	4,882,665(2)	$0.14	$683,573	$21.00

Common Stock, par value $0.001 per share	2,750,000(3)	$0.58	$1,595,000	$49.00

Common Stock, par value $0.001 per share	10,000,000 (4)	$0.58	$5,800,000	$178.06

Total	21,952,665		$8,943,323	$274.58
__________________
(1)
Represents shares issuable upon exercise of non-plan common stock purchase options previously granted to directors of the Registrant pursuant to written compensation agreements as follows:

(a) 345,000 shares of common stock issuable upon exercise of stock options granted to each of Joseph Bahat, Jacob Enoch, Amir Uziel, Aharon Y. Levinas, and Tamir Levinas pursuant to a separate letter agreement entered into with each such person on July 29, 2005, as partial compensation for services rendered by such person in his capacity as a Director of the Company. Each option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.15 per share. The options are exercisable for three years after the date that the stock options vest. Such options have been vesting quarterly over the three year period which commenced on July 29, 2005. As of May 26, 2007, 201,250 of the stock options granted to each such person have vested and are exercisable.

(b) 195,000 shares of common stock issuable upon exercise of stock options granted to each of Joseph Bahat, Jacob Enoch, Amir Uziel, Aharon Y. Levinas, and Tamir Levinas pursuant to an action taken at the Board Meeting on November 9, 2006, as partial compensation for services rendered by such person in his capacity as a Director of the Company. Each option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.35 per share. The options are exercisable for three years after the date that the stock options vest. Such options have been vesting quarterly over the three year period which commenced on November 9, 2006. As of May 26, 2007, 32,500 of the stock options granted to each such person have vested and are exercisable.

(c) 540,000 shares of common stock issuable upon exercise of stock options granted to each of Pete Mateja, Michael Ben-Ari, and Moshe Guy pursuant to a separate letter agreement entered with each such person on February 26, 2007, as partial compensation for services rendered by such person in his capacity as a director of the Company. Each such stock option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.35 per share. The options are exercisable for three years after the date that the stock options vest. Such stock options have been vesting quarterly over the three year period commencing on the date of the agreement. As of May 26, 2007, 45,000 of the stock options granted to each such person have vested and are exercisable.

(2)
Represents shares issuable upon exercise of non-plan common stock purchase options previously granted to officers of the Registrant pursuant to written compensation agreements as follows:

(a) 1,000,000 shares of common stock issuable upon exercise of stock options granted to Ed Braniff pursuant to an Employment Agreement, dated May 24, 2005, between the Company and Edward Braniff. Each stock option provides to Mr. Braniff the right to purchase one share of the Company’s common stock at an exercise price of $0.05 per share. Such stock options have been vesting quarterly over the three year period commenced May 24, 2005. As of May 26, 2007, 666,667 of the stock options granted to Mr. Braniff have vested. The vested options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Braniff’s employment with the Company. The options were issued in consideration for Mr. Braniff’s services rendered to the Company in his capacity as Chief Financial Officer.

(b) 50,000 shares of common stock issuable upon exercise of stock options granted to Mr. Braniff on October 25, 2006 pursuant to Mr. Braniff’s Employment Agreement, each of which entitles Mr. Braniff to purchase one share of common stock for $0.30.

(c) 33,333 stock options (each entitling the holder thereof to purchase one share of common stock for $0.45), granted to Mr. Braniff pursuant to his Employment Agreement on May 31, 2006.

(d) 66,666 shares of common stock issuable upon exercise of 66,666 stock purchase options granted to Pete Mateja on October 3, 2006 pursuant to an Employment Agreement, dated October 3, 2005, as amended on October 3, 2006, between the Company and Mr. Mateja. Each such stock option entitles the holder thereof to purchase one share of common stock at $0.45.

(e) 66,666 shares of common stock issuable upon exercise of 66,666 stock purchase options granted to Aharon Y. Levinas on October 3, 2006 pursuant to his employment agreement with the Company, dated March 23, 2005, as amended on April 18, 2005 and May 18, 2005. Each such stock option entitles the holder thereof to purchase one share of common stock at $0.45.

(f) 3,000,000 shares of common stock issuable upon the exercise of stock purchase options granted to Pete Mateja pursuant to his employment agreement, dated October 3, 2005, as amended on October 3, 2006. Each stock option provides to Mr. Mateja the right to one share of the Company’s common stock for an exercise price of $0.15 per share. Such stock options have been vesting quarterly over the three year period which commenced on October 3, 2005. As of May 26, 2006, 1,650,000 such stock options have vested and are exercisable. The vested options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Mateja’s employment with the Company. The options were issued in consideration for Mr. Mateja’s services rendered to the Company in his capacity as Chief Executive Officer.

(g) 60,000 shares of common stock issuable upon exercise of stock purchase options granted to Shiri Levinas pursuant to her consulting agreement, dated February 1, 2006. Each stock option provides to Ms. Levinas the right to purchase one share of the Company’s common stock for an exercise price of $0.15 per share.

(h) 55,000 shares of common stock issuable upon the exercise of stock purchase options granted to Jason Bryan Blalock pursuant to his employment agreement, dated June 19, 2006. Each stock option provides to Mr. Blalock the right to one share of the Company’s common stock for an exercise price of $0.45 per share. The options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Blalock’s employment with the Company. The options were issued in consideration for Mr. Blalock’s services rendered to the Company in his capacity as an employee.

(i) 60,000 shares of common stock issuable upon the exercise of stock purchase options granted to Tamir Levinas pursuant to his agreement with the Company dated February 1, 2006. Each stock option provides to Tamir Levinas the right to one share of the Company’s common stock for an exercise price of $0.15 per share. The options were issued in consideration for Tamir Levina’s services rendered to the Company in his capacity as a consultant.

(j) 36,000 shares of common stock issuable upon the exercise of stock purchase options granted to Yoav Geva pursuant to his agreement with the Company dated January 11, 2006. Each stock option provides to Mr. Geva the right to one share of the Company’s common stock for an exercise price of $0.15 per share. The options were issued in consideration for Mr. Geva’s services rendered to the Company in his capacity as a consultant.

(i) 400,000 shares of common stock issuable upon the exercise of stock purchase options granted to Andrew Knowles pursuant to his consulting agreement with the Company dated January 1, 2006. Each stock option provides to Mr. Knowles the right to one share of the Company’s common stock for an exercise price of $0.15 per share. The options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Knowles’s agreement with the Company. The options were issued in consideration for Mr. Knowles’s services rendered to the Company in his capacity as a consultant.

(j) 55,000 shares of common stock issuable upon the exercise of stock purchase options granted to Jeff Benton pursuant to his employment agreement with the Company dated July 10, 2006. Each stock option provides to Mr. Benton the right to one share of the Company’s common stock for an exercise price of $0.45 per share. The options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Benton’s agreement with the Company. The options were issued in consideration for Mr. Benton’s services rendered to the Company in his capacity as an employee.

(3)
Represents shares of common stock previously issued to employees and consultants of the Registrant as follows:

(a) 2,650,000 shares of common stock issued to Aharon Y. Levinas pursuant to his employment agreement with the Company, dated March 23, 2005, as amended on April 18, 2005 and May 18, 2005. Such shares have been vesting quarterly over the three year period which commenced on May 18, 2005. As of May 26, 2007, 1,766,667 of the shares have vested. The shares were issued in consideration for Mr. Levinas’ services rendered to the Company in his capacity as Chief Technical Officer.

(b) 100,000 shares granted to Ed Braniff pursuant to his employment agreement, dated May 24, 2005.

(4)	Represents shares issuable pursuant to the grant of stock-based awards available for grant under the 2007 Stock Incentive Plan

(5)
Pursuant to Rule 457 under the Securities Act of 1933, (i) with respect to the 4,320,000 shares that may be issued upon the exercise of non-plan option grants to directors and the 4,882,665 shares that may be issued upon the exercise of non-plan option grants to employees and consultants, computed based upon Rule 457(h) using the weighted average exercise price of the options granted (which range from $0.05 to $0.45 per share), and (ii) with respect to the 10,000,000 shares that may be issued pursuant to stock-based awards available for grant under the 2007 Stock Incentive Plan and the 2,750,000 shares previously issued to employees and consultants, computed based upon Rule 457(c) using the average of the high and low bid prices of the common stock as reported on the NASD OTC Bulletin Board on May 17, 2007.

EXPLANATORY NOTE

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3. The reoffer prospectus permits the resale of up to 11,952,665 shares referred to above that constitute “restricted securities” or “control securities,” within the meaning of Form S-8, by certain of the Company’s stockholders, as more fully set forth therein. The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.

Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a)) and a copy of any other document required to be delivered to employees pursuant to Rule 428(b). If you would like a copy of any of this information, please submit your request to us at Smart Energy Solutions, Inc., 210 West Parkway, #7, Pompton Plains, NJ 07444, Attention: Chief Executive Officer, or call (973) 248-8008.

REOFFER PROSPECTUS

SMART ENERGY SOLUTIONS, INC.

11,952,665 Shares of Common Stock

This Prospectus relates to the resale of up to 11,952,665 shares (the "Shares") of common stock, $0.001 par value per share, of Smart Energy Solutions, Inc., a Nevada corporation (the "Company") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired such Shares pursuant to stock grants pursuant to written compensation agreements entered into with the Company.

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholders may determine, which may relate to market prices prevailing at the time of sale or may be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

The Company’s Common Stock is quoted on the Over The Counter Bulletin Board under the trading symbol “SMGY.OB.” On May 17, 2007, the bid and asked prices of our Common Stock were $0.58 and $0.58 per share, respectively.

See "Risk Factors" on page 10 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 20, 2007.

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus. We have not authorized anyone to provide you with information that is different. This Prospectus may only be used where it is legal to sell these securities. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later. Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as of any date after the date of this Prospectus.

SUMMARY OF PROSPECTUS

As used in this Prospectus, references to the “Company,” “we,” “our” or “us” refer to Smart Energy Solutions, Inc. unless the context otherwise indicates.

The following summary highlights selected information contained in this Prospectus. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section.

Corporate Background

We were incorporated in the State of Utah on February 10, 1999, under the name Datigen.com, Inc. On August 25, 2005, we changed our Company’s state of incorporation from Utah to Nevada by the merger of our Company with and into our wholly owned subsidiary, Smart Energy Solutions, Inc., a Nevada corporation. As a result of such merger, our Company’s name was changed to Smart Energy Solutions, Inc. in order to better reflect the Company’s current business operations.

We have been engaged in the development, manufacture, and sale of our Battery Brain line of products since March 23, 2005. Our Battery Brain product is an electronic device that is attached to the battery of a motor vehicle and performs two principal functions for the motor vehicle: prevention of battery failure and protection from theft. Different versions of the Battery Brain are available, each of which is intended to be used with a different type of motor vehicle. We sell the Battery Brain products on a wholesale basis pursuant to contracts we have entered into with various distributors for distribution of the Battery Brain products in the United States, Canada, Italy, and Israel. We have seven full-time employees.

The Offering

Securities offered:	11,952,665 shares of common stock, $0.001 par value per share, being reoffered by certain selling shareholders

Offering price :	Market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	76,888,409

Shares outstanding after offering:	76,888,409

Market for the common shares:	The Company’s common stock has been traded on the Over-The-Counter Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol SMGY.OB.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

RISK FACTORS

Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Risks Related to Our Business

We are an early stage company. Our limited operating history makes it difficult to evaluate our future prospects.

We have only recently begun offering our product, as we have entered into the majority of our contracts and significant relationships only within the last two years. Our limited operating history makes it difficult to evaluate our future prospects. Our prospects are subject to risks and uncertainties frequently encountered by start-up companies. Many of these risks are unknown, but include the lack of widespread acceptance of our product, problems with production and distribution and managing our growth. Our failure to identify the challenges and risks in the after-market automotive market and successfully address these risks would harm our business.

We have a going concern opinion from our auditors, indicating the possibility that we may be able to continue to operate.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. Historically, the Company has incurred significant annual losses, which raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company increasing sales to the point it becomes profitable. The Company may need to raise additional capital for marketing to increase its sales. If the Company is unable to increase sales sufficiently or obtain adequate capital, it could be forced to cease operation.

Management plans to increase sales by increasing its marketing program and to obtain additional capital from the private placement of shares of its common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. Furthermore, we anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in the Company.

We have a history of losses and anticipate continued losses, and we may be unable to achieve profitability.

We have never been profitable as a public company and expect to continue to incur operating losses on both a quarterly and annual basis for at least the end of the fiscal year ending December 31, 2007. We may be unable to achieve profitability in the future. We expect to continue to make significant expenditures for sales and marketing, development, and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. We cannot assure you that revenues will grow in the future or that we will achieve sufficient revenues for profitability. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, our business would be severely harmed.

The revenue and profit potential of our business model is unproven. Our success is dependent on our ability to expand our distribution network.

Our business model is to generate revenues from sales of Battery Brain to major distribution channels. We believe that our product is unique and our business model is new; our ability to generate revenue or profits is unproven. There is little or no evidence to date that our potential customers will drive the level of demand required for us to become profitable. Our success is also dependent on our ability to develop and then expand our base through international distributors. We cannot assure you that we will be successful in doing this.

We depend on sales and marketing strategic relationships for growth. These relationships may not contribute to increased use of our product, help us add new retail outlets, or achieve any revenue. We may not be able to enter into new or maintain our existing relationships. We plan to continue to establish sales and marketing strategic relationships with large organizations as part of our growth strategy. These arrangements may not generate any new retail outlets or revenue. We may not be able to enter into new relationships or renew existing relationships on favorable terms, if at all. We may not be able to recover our costs and expenses associated with these efforts which could severely harm our business.

Our quarterly results are subject to significant fluctuations.

We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are outside our control, including:

•	demand for and market acceptance of our products and services;	•	intense and increased competition;

•	inconsistent growth, if any, from our distributor base;	•	introductions of new services or enhancements, or changes in pricing policies, by us and our competitors;

•	loss of key customers or strategic partners;	•	our ability to control costs; and

•	variations in the dollar volume of transactions effected through our distribution network;	•	interruption of our manufacturing facilities

We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance.

We depend on a small group of third-party manufacturers for the manufacture of our products, and the loss of any of these manufacturers could affect our ability to produce our products at competitive prices, which would decrease our sales or earnings.

The Battery Brain is manufactured on behalf of the Company by third party manufacturers. Changes in our relationships with these manufacturers, shortages, production delays, or work stoppages by the employees of such manufacturers could have a material adverse effect on our ability to timely manufacture our products and secure sales. If we cannot obtain an adequate supply of products, this could result in a decrease in our sales and earnings.

We may not be able to deliver our product on a timely basis which could adversely impact our revenues.

It is possible that notwithstanding the relationship between our manufacturers and our Company, our manufacturers may not be able to fulfill their contractual obligation to us. Delays or technical problems with the product may cause our customers to cease ordering our product.

The Company has third-party manufacturing and distribution facilities in foreign countries.

The Company has third-party manufacturing facilities in China and Israel. The Company is also reviewing opportunities to expand its facilities in Italy and establish manufacturing facilities in North America. The Company has also contracted with various distributors for distribution of the Battery Brain products in the United States, Canada, Italy, and Israel.

International operations are subject to certain risks including the following: exposure to local economic conditions; exposure to local political conditions (including the risk of seizure of assets by foreign governments); currency exchange rate fluctuations and currency controls; and export and import restrictions.

The likelihood of such occurrences and their potential effect on the Company are unpredictable and vary from country to country.

We depend upon our key personnel and they would be difficult to replace.

We believe that our success will depend on the continued employment of our senior management team and key sales and technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business would suffer. We plan to expand our employee base to manage our anticipated growth. Most importantly, we plan to hire additional members of senior management. Competition for personnel, particularly for senior management personnel and employees with technical and sales expertise, is intense. The success of our business is dependent upon hiring and retaining suitable personnel.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our current and future intellectual property as important to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. We have been granted one patent in the United States and we may seek additional patents in the future. We do not know if any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

If we incur product liability, warranty and other claims against us, including wrongful death claims, our business, results of operations and financial condition may be harmed.

We may become subject, in the ordinary course of business, to litigation involving products liability and other claims, including wrongful death claims, related to personal injury and warranties. We purchase product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims may cause the premiums that we are required to pay for such insurance to rise significantly. It may also increase the amounts we pay in punitive damages, which may not be covered by our insurance.

Risks Related to Ownership of our Common Stock

Our certificate of incorporation authorizes the issuance of shares of blank check preferred stock.

Our certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our Common Stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and NASD’s sales practice requirements, which may limit a stockholders’ ability to buy and sell our stock.

The limited trading market for our shares of Common Stock is further subject to the regulations applicable to Penny Stocks. The regulations of the SEC promulgated under the Securities Exchange Act of 1934 require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market price for our Common Stock is volatile.

The market price for our Common Stock is highly volatile. We believe that a variety of factors, including announcements by us or our competitors, lack of market acceptance, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our Common Stock to fluctuate substantially. Additionally, due to our limited operating history and limited trading performance, the market price is volatile.

We may issue a substantial amount of our Common Stock in connection with future acquisitions, and the sale of those shares could adversely affect our stock price.

If we were to locate a suitable acquisition candidate, we anticipate issuing additional shares of Common Stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue shares of our Common Stock as consideration, the number of outstanding shares of Common Stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our Common Stock in connection with these acquisitions may be more likely to sell large quantities of their Common Stock that may influence the price of our Common Stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our Common Stock and result in a lower price than would otherwise be obtained.

Our stock price may be adversely affected when additional shares are sold or issued.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our Common Stock to finance future acquisitions. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing. In addition, we are presently authorized to issue up to 500,000,000 shares of common stock without further stockholder approval. As of May 17, 2007, there were 76,888,409 shares issued and outstanding. Accordingly, we can issue, at anytime(s), up to an additional 423,111,591 shares of common stock, possibly for nominal consideration, without shareholder approval. This would result in the proportionate dilution of the equity and voting positions of the then existing shareholders.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking information. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management of the Company and other matters. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this Prospectus or may be incorporated by reference from other documents filed with the Securities and Exchange Commission by the Company. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this Prospectus or in documents incorporated by reference in this Prospectus. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

The Company has based the forward-looking statements relating to the Company's operations on management's current expectations, estimates and projections about the Company and the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In particular, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, the Company's actual results may differ materially from those contemplated by these forward-looking statements. Any differences could result from a variety of factors, including, but not limited to the following: the Company's ability to manufacture, market, and price the Battery Brain product; the Company's ability to hire and maintain the personnel necessary to run the operations of the Company; the level of consumer spending for the Company's product; the success of the Company's marketing and promotion programs in obtaining market acceptance for its product; market conditions affecting the prices of the Company's product; and responsiveness of both the trade and consumers to the Company's new product and marketing and promotion programs.

COMPANY OVERVIEW

The Company is engaged in the development, manufacture, and sale of its Battery Brain line of products, as further discussed below. The Company’s Battery Brain product is an electronic device that is attached to the battery of a motor vehicle and performs two principal functions for the motor vehicle: prevention of battery failure and protection from theft. Different versions of the Battery Brain are available, each of which is intended to be used with a different type of motor vehicle. The Company has contracted with various distributors for distribution of the Battery Brain products in the United States, Canada, Italy, and Israel. The Company’s agreements with its principal distributors are discussed below. The Company has 7 employees, of which all are employed full time.

Our History

Our Company was initially formed in 1999 as a Utah corporation under the name Datigen.com, Inc. On August 25, 2005, the Company changed its state of incorporation from Utah to Nevada by the merger of the Company with and into its wholly owned subsidiary, Smart Energy Solutions, Inc., a Nevada corporation. As a result of such merger, the Company’s name was changed to Smart Energy Solutions, Inc. in order to better reflect the Company’s business operations.

From our Company’s incorporation until November 24, 2004, the Company had been involved in various activities, including development and marketing of various internet and internet related products and services, investment in trust deed notes secured by real property, and providing of concrete cutting and finishing services to persons seeking to comply with certain provisions of the American Disability Act of 1991 that require the removal of “trips hazards” from public sidewalks and ramps. On November 24, 2004, a majority of the Company’s outstanding common stock was purchased by Amir Uziel and six unaffiliated foreign individuals from certain of the Company’s shareholders, including its then Chief Executive Officer, Joseph Ollivier. Following such change in control, the Company ceased all of its prior business operations. From November 24, 2004 until March 23, 2005, the Company did not have any business operations.

On March 23, 2005, the Company acquired from Purisys, Inc., a New Jersey corporation, the intellectual property rights and certain other assets relating to the Battery Brain line of products. On such date, the Company, Purisys and Aharon Y. Levinas executed an Asset Purchase Agreement pursuant to which the Company purchased all the intellectual property relating to the Battery Brain product and the goodwill associated therewith and certain of the equipment relating to the product. The shares issued to Levinas pursuant to the Agreement were issued in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance of Section 4(2) of that act. The certificate evidencing the securities will contain a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Following the purchase of the Battery Brain, the Company focused on building a management team, establishing operations, and entering into contractual arrangements for the manufacture and distribution of units of the Battery Brain. The Company presently engages in the development, manufacture, and sale of units of the Battery Brain.

Our Business

The Company’s only products are its Battery Brain products. The Battery Brain is an electronic device that is attached to the battery of a motor vehicle and performs two principal functions for the motor vehicle: prevention of battery failure and protection from theft. If the Battery Brain is attached to a car battery, and the car’s operator leaves the lights on while the car is turned off, the Battery Brain will prevent the battery from failing, so that the car can be started again without having to recharge such battery. It works by preventing a battery from becoming drained below the level necessary for it to function. The Battery Brain is able to detect when the battery has reached such point and, upon such detection, it automatically disconnects the power from the battery so that the battery will not be drained any further. In addition, the Battery Brain protects the vehicle from being stolen by stopping the battery from powering the engine while the car is turned off, thereby preventing a potential thief from “hot wiring” the engine, a procedure commonly used by thieves to turn on the vehicle’s engine without an engine key.

Different versions of the Battery Brain are available, each of which is intended to be used with a different type of motor vehicle. As a result, the Battery Brain can be used on all types of motor vehicles, from passenger cars to light trucks to heavy trucks, buses, tractors, RVs, motorcycles, boats, handicap vehicles or any other motor vehicles that rely on batteries.

The Battery Brain is manufactured on behalf of the Company by third party manufacturers located in China and Israel. The Company is also reviewing opportunities for the Battery Brain to be manufactured in Italy and North America. Such third party arrangements give the Company access to state of the art manufacturing facilities, maintain strict protection of our proprietary property, enable the Company to meet the strictest regulation, and provide the flexibility to meet the growing demands in each market segment.

The Company has contracted with various distributors for distribution of the Battery Brain products in the United States, Canada, Italy, and Israel. The Company’s marketing activities have been focused on the following nine market segments, each of which have unique requirements: Automotive Retail; Automotive Dealers; Automotive Original Equipment Manufacturers; Automotive Specialty; Fleets; Military; Heavy Truck/ Bus; Motor Home / Recreational Vehicle; and Marine.

USE OF PROCEEDS

The shares which may be sold under this Prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, we will not realize any proceeds from the sale of the shares. All expenses of the registration of the shares will be paid for by Smart Energy Solutions. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

The following table sets forth the following information with respect to each selling stockholder: the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with the Company or any of its predecessors or affiliates; the amount of securities of the class owned by such stockholder prior to the offering; the amount to be offered for the stockholder's account; and the amount and (if one percent or more) the percentage of the class to be owned by such stockholder after completion of the offering.

The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. As of May 17, 2007, the Company had 76,888,409 shares of common stock outstanding.

Name and Relationship to the Company Within the Past Three Years	Amount of Common Stock Beneficially Owned	Amount Offered Hereby	Amount of Common Stock and Percentage of Class Owned After the Offering

Pete Mateja(1)	1,761,666 (2)(3)(4)	1,761,666 (2)(3)(4)	0 / 0%
Ed Braniff (5)	850,000 (6)(7)	850,000 (6)(7)	0 / 0%
Michael Ben-Ari(8)	6,212,074(9)(10)(11)(12)	45,000(12)	6,167,074/ 8%
Moshe Guy(13)	45,000(12)	45,000(12)	0 / 0%
Joseph Bahat (14)	233,750(15) (16)	233,750(15) (16)	0 / 0%
Jacob Enoch (14)	233,750(15) (16)	233,750(15) (16)	0 / 0%
Tamir Levinas(17)(23)	2,293,750(15)(16)	233,750 (15) (16)	2,060,000 / %
Aharon Y. Levinas(18)	12,488,883 (15)(16)(19)(20)	2,067,083(15)(16)(19)(20)	10,421,800 / 2.7%
Amir Uziel(21)	2,083,750	233,750(15) (16)	1,850,000/ 2.4%
Seth Farbman(22)	18,000	18,000	0 / 0%
Shai Stern(22)	18,000	18,000	0 / 0%
Shiri Levinas (23)	55,000	55,000	0 / 0%

(1) Mr. Mateja has been the Chief Executive Officer of the Company since October 3, 2005 and has been a director of the Company since February 26, 2007.

(2) Such number includes 1,500,000 shares of common stock issuable upon exercise of stock options granted to Mr. Mateja and vested pursuant to a Consulting Agreement, dated October 3, 2005, between the Company and Peter Mateja. Each stock option provides to Mr. Mateja the right to purchase one share of the Company's common stock for $0.15. Pursuant to such Consulting Agreement, the Company had granted to Mr. Mateja 3,000,000 such stock options, which shall vest pro ratably every three months over the three year period commencing three months from October 3, 2005. As of May 3, 2007, 1,500,000 stock options will have vested and shall be exercisable, and 1,500,000 stock options will not have vested and shall not be exercisable.

(3) Such number also includes 150,000 shares of common stock and 66,666 shares of common stock issuable upon exercise of 66,666 stock purchase options, each of which entitles the holder thereof to purchase one share of common stock at $0.45, which were granted to Mr. Mateja on October 3, 2006.

(4) Such number also includes 45,000 shares of common stock issuable upon exercise of stock options granted to Mr. Mateja and vested pursuant to a letter agreement, dated February 26, 2007, as partial compensation for services rendered by such person in his capacity as a director of the Company. Pursuant to such letter agreement, Mr. Mateja was granted a total of 540,000 stock options, which shall vest quarterly over the three year period commencing on the date of the agreement. As of May 26, 2007, 45,000 stock options will have vested and shall be exercisable, and 495,000 stock options will not have vested and shall not be exercisable. Each such stock option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.35 per share. The options are exercisable for three years after the date that the stock options vest.

(5) Mr. Braniff has been the Chief Financial Officer of the Company since May 24, 2005.

(6) Includes 666,667 shares of common stock issuable upon exercise of stock options granted to Mr. Braniff pursuant to an Employment Agreement, dated May 24, 2005, between the Company and Edward Braniff. Each stock option provides to Mr. Braniff the right to purchase one share of the Company’s common stock at an exercise price of $0.05 per share. The vested options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of Mr. Braniff’s employment with the Company. The options were issued in consideration for Mr. Braniff’s services rendered to the Company in his capacity as Chief Financial Officer. Mr. Braniff is entitled to an additional 333,333 stock options pursuant to said employment agreement, of which 83,333 shares shall vest quarterly over the balance of the three year period, which commenced on May 24, 2005.

(7) Includes 100,000 shares and 50,000 stock options (each entitling Mr. Braniff to purchase one share of common stock for $0.30), granted on October 25, 2006, and 33,333 stock options (each entitling Mr. Braniff to purchase one share of common stock for $0.45), granted on May 31, 2006.

(8) Mr. Ben-Ari has been our director since February 26, 2007.

(9) Includes 5,059,141 shares of common stock beneficially owned by EGFE, Ltd., whose sole owner and manager is Michael Ben-Ari. Such number includes 3,320,802 shares of common stock issuable upon conversion of three convertible promissory notes issued in 2006 by the Company to EGFE, Ltd., each in the principal amount of $500,000. In consideration therefor, EGFE agreed to pay to the Company an aggregate of $1,500,000. Pursuant to each promissory note, EGFE has the right, at its option, to convert the outstanding principal and interest due under the promissory notes to shares of the Company's common stock. The number of shares of common stock that shall be issued upon conversion will be calculated by dividing the amount of outstanding principal and interest that EGFE elects to convert by the conversion price specified therein. The conversion price will be calculated as follows: (1) if the Company is not in default under the terms of the note, the conversion price shall be equal to 95% of the average of the last bid and ask price of the common stock as quoted on the Over-The-Counter-Bulletin-Board for the five trading days preceding EGFE's election to convert; or (2) if the Company is in default under the terms of the Note, the conversion price shall be equal to 50% of the of the average of the last bid and ask price of the common stock as quoted on the Over-The-Counter-Bulletin -Board or such other exchange where the common stock is quoted or listed for the five trading days preceding EGFE, Ltd.'s election to convert. For purposes hereof, the conversion price has been calculated to be $0.57, which amount is equal to 95% of the average of the last bid and ask price of the common stock as quoted on the Over-The-Counter-Bulletin -Board on March 21, 2007.

(10) Includes 293,250 shares of common stock owned by EGFE Israel, Ltd., a wholly-owned subsidiary of EGFE, Ltd., whose sole owner and manager is Michael Ben-Ari.

(11) Includes 528,969 shares of common stock owned by Pink Carnation Ltd., whose sole owner and manager is Michael Ben-Ari.

(12) Includes 45,000 shares of common stock issuable upon exercise of stock options granted to such person pursuant to a letter agreement, dated February 26, 2007, as partial compensation for services rendered by such person in his capacity as a director of the Company. Pursuant to the letter agreement, such person was granted a total of 540,000 stock options, which shall vest quarterly over the three year period commencing on the date of the agreement. As of May 26, 2007, 45,000 stock options will have vested and shall be exercisable, and 495,000 stock options will not have vested and shall not be exercisable. Each such stock option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.35 per share. The options are exercisable for three years after the date that the stock options vest.

(13) Mr. Guy has been our director since February 26, 2007.

(14) Such person has been our director since 2005.

(15) Includes 201,250 shares of common stock issuable upon exercise of stock options granted to such person pursuant to a letter agreement entered into with such person on July 29, 2005, as partial compensation for services rendered by such person in his capacity as a Director of the Company. Each option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.15 per share. The options are exercisable for three years after the date that the stock options vest. Such person is entitled to an additional 143,750 stock options pursuant to said letter agreement, of which 28,750 shall vest quarterly over the balance of the three year period, which commenced on July 29, 2005.

(16) Includes 32,500 shares of common stock issuable upon exercise of stock options granted to such person pursuant to an action taken at the Board Meeting on November 9, 2006, as partial compensation for services rendered by such person in his capacity as a Director of the Company. Each option entitles the holder thereof to purchase one share of common stock of the Company for a price of $0.35 per share. The options are exercisable for three years after the date that the stock options vest. Such person is entitled to an an additional 162,500 stock options pursuant to the minutes of said board meeting, of which 16,500 shall vest quarterly over the balance of the three year period, which commenced on November 9, 2006.

(17) Mr. Tamir Levinas has been our director since March 23, 2005.

(18) Mr. Aharon Y. Levinas has been our director and Chief Technology Officer since March 23, 2005.

(19) Includes 1,766,667 shares of common stock granted to Mr. Levinas, which were issued in consideration for services rendered by Mr. Levinas pursuant to his employment agreement with the Company, dated March 23, 2005, as amended on April 18, 2005 and May 18, 2005. Mr. Levinas is entitled to an additional 883,333 shares pursuant to said employment agreement, of which 220,833 shall vest quarterly over the balance of the three year period, which commenced on March 23, 2005.

(20) Includes 66,666 stock options (each entitling the holder thereof to purchase one share of common stock for $0.45) granted to Mr. Levinas on October 3, 2006.

(21) Amir Uziel was our director of the Company until February 2007 and our President and Chief Executive Officer until April 2005.

(22) Shai Stern and Seth A. Farbman are consultants to the Company.

(23) Shiri Levinas and Tamir Levinas are the children of Mr. Aharon Levinas, the Chief Technology Officer and a director of the Company.

PLAN OF DISTRIBUTION

In this section of the Prospectus, the term "selling stockholder" means and includes: (1) the persons identified in the tables above as the Selling Stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this Prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this Prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this Prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the Over the Counter Bulletin Board (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this Prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this Prospectus. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this Prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this Prospectus.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation. We are authorized to issue up to 500,000,000 shares of common stock, par value $.001 per share. As of May 17, 2007, there were 76,888,409 shares of common stock issued and outstanding. We are authorized to issue up to 1,000,000 shares of preferred stock, par value $.001. We have no shares of preferred stock issued.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

EXPERTS

The audited financial statements for our Company as of the year ended December 31, 2006, incorporated by reference in this Prospectus, are reliant on the reports of Chisholm, Bierwolf and Nilson, LLC, independent registered public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the common stock to be offered pursuant to this Prospectus has been passed upon for us by David Lubin & Associates, PLLC.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since the end of the fiscal year ended December 31, 2006 and which have not been described in a Current Report on Form 8-K filed under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important business, financial and other information to you in this Prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this Prospectus, except for any information deemed furnished, superseded by information contained in this Prospectus or filed later by us with the Commission. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, which documents contain important information about Smart Energy Solutions and our Common Stock:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on April 13, 2007;

(b) The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on April 18, 2007;

(c) The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed with the Securities and Exchange Commission on May 14, 2007;

(d) The Company's Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on April 5, 2007;

(e) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2007;

(f) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007;

(g) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2007; and

(h) The description of the Common Stock contained in the Company's Registration Statement on Form 10-SB (no. 000-26027) filed May 11, 1999, and the description contained in the Company’s Proxy Statement filed on July 29, 2005.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of the offering are incorporated by reference in this Prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this Prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at Smart Energy Solutions, Inc., 210 West Parkway, #7, Pompton Plains, NJ 07444, Attention: Chief Executive Officer, or call (973) 248-8008.

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

Our Common Stock is quoted on Over the Counter Bulletin Board under the symbol "SMGY." With respect to our Common Stock, this Prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this Prospectus is a part. For further information with respect to us and our Common Stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

You should rely on the information contained in this Prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale or exchange of securities, however, we have a duty to update that information while this Prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this Prospectus or any material information with respect to the plan of distribution was not previously disclosed in the Prospectus or there is any material change to such information in the Prospectus. This Prospectus does not offer to sell or solicit any offer to buy any securities other than our Common Stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THECOMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a)) and a copy of any other document required to be delivered to employees pursuant to Rule 428(b). If you would like a copy of any of this information, please submit your request to us at Smart Energy Solutions, Inc., 210 West Parkway, #7, Pompton Plains, NJ 07444, Attention: Chief Executive Officer, or call (973) 248-8008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Smart Energy Solutions, Inc. (the “Company”) hereby states that (i) the documents listed in (a) through (e) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on April 13, 2007;

(b) The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on April 18, 2007;

(c) The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed with the Securities and Exchange Commission on May 14, 2007;

(d) The Company's Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on April 5, 2007;

(e) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2007;

(f) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007;

(g) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2007; and

(h) The description of the Common Stock contained in the Company's Registration Statement on Form 10-SB (no. 000-26027) filed May 11, 1999, and the description contained in the Company’s Proxy Statement filed on July 29, 2005.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article VII, Section 5 of the Company’s Bylaws require indemnification of the Company’s directors and officers to the fullest extent permitted under applicable law as from time to time in affect, with respect to expenses, liability or loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of such proceeding, consistent with applicable law from time to time in effect; provided, however, that if the Nevada law requires the payment of such expenses in advance of the final disposition of a proceeding, payment shall be made only if such person undertakes to repay the Company if it is ultimately determined that he or she was not entitled to indemnification. Directors and officers would not be indemnified for losses, liability or expenses incurred in connection with proceedings brought against such persons otherwise than in the capacities in which they serve.

Under Nevada law the Company may, although it has no present intention to do so, by action of the Board, provide the same indemnification to its employees, agents, attorneys and representatives as it provides to its directors and officers. The Articles provide that such practices are not exclusive of any other rights to which persons seeking indemnification may otherwise be entitled under any agreement or otherwise.

Nevada law authorizes, and the Company’s Articles authorize the Company to purchase and maintain indemnity insurance, if it so chooses to guard against future expense. Nevada law also provides for payment of all expenses incurred, including those incurred to defend against a threatened proceeding. Additionally, the Articles provide that indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nevada law also provides that to the extent any director or officer who is, by reason of such a position, a witness in any proceeding, he or she shall be indemnified for all reasonable expenses incurred in connection therewith.

Item 7. Exemption from Registration Claimed.

The 11,952,665 shares of Common Stock to be reoffered or resold by certain selling shareholders pursuant to this Registration Statement are deemed “restricted securities.” The Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act and/ or Regulation D promulgated thereunder for the offer and sale of these shares. The shares were issued to a limited number of persons, each of whom was either a director or officer of the Company and had access to all of the information which would be required to be included in a registration statement or was believed to be an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and the offer and sale did not involve a general solicitation.

Item 8. Exhibits.

4.1	Smart Energy Solutions, Inc. 2007 Stock Incentive Plan
5.1	Opinion of David Lubin & Associates, PLLC
23.1	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)
23.2	Consent of Chisholm, Bierwolf & Nilson, LLC

Item 9. Undertakings.

The undersigned Company hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pompton Plains, New Jersey, on June 20, 2007.

SMART ENERGY SOLUTIONS, INC.

By:	/s/ Pete Mateja
Name:	Pete Mateja
Title:	Chief Executive Officer and Director (principal executive officer)

By:	/s/ Edward Braniff
Name:	Edward Braniff
Title:	Chief Financial Officer (principal financial officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pete Mateja and/or Edward Braniff his true and lawful attorney-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Pete Mateja Pete Mateja	Chief Executive Officer and Director	June 20, 2007

/s/ Joseph Bahat Joseph Bahat	Chairman and Director	June 20, 2007

/s/ Jacob Enoch Jacob Enoch	Director	June 20, 2007

/s/ Guy Moshe Guy Moshe	Director	June 20, 2007

/s/ Michael Ben-Ari Michael Ben-Ari	Director	June 20, 2007

/s/ Tamir Levinas Tamir Levinas	Director	June 20, 2007

/s/ Aharon Levinas Aharon Levinas	Chief Technology Officer and Director	June 20, 2007